Exhibit 99.3

Clovis Oncology Announces Encouraging Data from Phase 1/2a Study Evaluating Lucitanib in Advanced Solid Tumors

  Durable clinical responses observed in patients with both FGF-aberrant and angiogenic-sensitive tumor types
  In heavily-pretreated FGF-aberrant breast cancer patients, a 50 percent objective response rate and 9.6 months progression-free survival were observed
  Most drug-related adverse events were mild or asymptomatic and relate to on-target VEGFR2 inhibition
  Unique inhibitor of three different angiogenesis-related targets

BOULDER, Colo.--(BUSINESS WIRE)--May 31, 2014--Clovis Oncology (NASDAQ:CLVS) today announced results from an ongoing Phase 1/2a monotherapy study evaluating lucitanib, the Company’s novel, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 through 3 (FGFR1-3), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3) and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Data from the study were presented today in an oral presentation by Professor Jean-Charles Soria at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting.

“Treatment with lucitanib in this Phase 1/2 clinical trial provided durable objective RECIST responses in patients with solid tumors. Specifically, patients with advanced breast cancer with FGF receptor or FGF ligand alterations experienced a 50% objective response rate and progression free survival of 9.6 months,” said Professor Carlos L. Arteaga, MD, Associate Director for Clinical Research, Director of the Center for Cancer Targeted Therapies, and Director of the Breast Cancer Program at the Vanderbilt-Ingram Cancer Center of Vanderbilt University. “Although results to date from this ongoing clinical trial are early, they are still encouraging as they suggest that determination of genetic alterations in the FGF pathway could be important for identifying cancer patients most likely to benefit from treatment with lucitanib.”

“We are extremely encouraged with the 50 percent response rate observed with lucitanib therapy in heavily pre-treated FGF-aberrant patients,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “These results support the further exploration of lucitanib in tumor types with FGFR pathway activation, and our Phase 2 program in breast cancer and squamous non-small cell lung cancer commences enrollment shortly. In parallel, two breast cancer trials are underway in Europe, sponsored by our development partner Servier.”

Lucitanib is a potent inhibitor of fibroblast growth factor receptor 1-3 (FGFR1-3), vascular endothelial growth factor receptors 1-3 (VEGFR1-3) and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). The FGF, VEGF and PDGF cellular signaling pathways each play a role in tumor growth and angiogenesis. FGF-related genetic changes, in particular, have been described in several cancer types, including breast and squamous non-small cell lung cancer, particularly in the context of acquired resistance to initial therapies.

Over 100 patients have been treated with lucitanib in this ongoing Phase 1/2a study. All patients treated in the dose-expansion cohorts have been identified as having FGF-aberrant or angiogenesis-sensitive solid tumors. Patients in the Phase 1 dose escalation portion of the study were treated with once-daily (QD) dosing of 5mg, 10mg, 20 mg or 30mg of lucitanib, data from which led to a recommended continuous dose of 10 to 20mg QD for the cohort-expansion phase of the study.

Evidence of Activity

Objective responses have been seen at starting doses of 10, 15 and 20mg daily.

In the FGF-aberrant subgroup, defined as amplification of either FGFR1 or an FGF ligand-containing amplicon (11q), six of twelve breast cancer patients achieved objective responses (50 percent), and the remaining 50 percent experienced stable disease. For these patients, median progression free survival was 9.6 months and median duration of response was 11.5 months.

In the angiogenesis subgroup, most of whom had progressed on prior anti-angiogenic therapy, 26 percent (7/27) of patients with measureable disease achieved an objective response (3 Complete Responses (CRs) and 4 Partial Responses (PRs); and 56 percent (15/27) experienced stable disease. Median progression-free survival was 5.9 months in the angiogenesis sub-group and median duration of response was 7.5 months.

Notably, ten patients treated in this study have maintained objective responses for greater than one year.

Safety and Tolerability

Most drug-related adverse events (AEs) experienced by patients on study were mild or asymptomatic. The most common drug-related AEs observed were hypertension (75 percent), proteinuria (51 percent), asthenia (37 percent) and hypothyroidism (32 percent). Hypertension, proteinuria and hypothyroidism are thought to be a result of VEGFR2 inhibition, and represent on-target toxicities.

About Lucitanib

Lucitanib is an oral, potent, selective tyrosine kinase inhibitor of FGFR1-3, VEGFR1-3 and PDGFRα-β. Clovis, which holds exclusive U.S. and Japanese rights to lucitanib, is collaborating with its development partner, Les Laboratoires Servier, on the clinical development of lucitanib, initially targeting solid tumors with FGFR pathway activation, including breast cancer and squamous non-small cell lung cancer.

A broad Phase 2 program is being initiated to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced squamous NSCLC with FGFR1 amplification. In parallel with these Clovis-sponsored studies expected to begin shortly, two Servier-sponsored studies of lucitanib in patients with advanced breast cancer are underway in Europe.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CONTACT:
Clovis Oncology
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com